Exhibit 1

EXECUTION VERSION

CLARIFICATION OF INVESTOR RIGHTS AGREEMENT

THIS CLARIFICATION OF INVESTOR RIGHTS AGREEMENT (this “Clarification”) is made and entered into as of May 16, 2008 by and among (i) (a) Sinoenergy Corporation, a Nevada corporation (the “Company”), Sinoenergy Holdings, Ltd., a British Virgin Islands limited liability company (the “Holdings”), Qingdao Sinogas General Machinery Company Limited, a wholly foreign-owned limited liability company organized and existing under the laws of the People’s Republic of China (the “PRC”) (the “WFOE”, and, together with the Company, Holdings and the other companies set forth on Schedule A hereto, the “Group Companies”); (b) Mr. DENG Tianzhou, a resident of Qingdao in the PRC; (c) Mr. HUANG Bo, a resident of Qingdao Province in the PRC (collectively, Messrs. DENG and HUANG are referred to herein as the “Controlling Shareholders” and individually as the “Controlling Shareholder”); and (ii) Abax Lotus Ltd. (“Abax”) and CCIF Petrol Limited (together with Abax, the “Investors”). For all purposes of this Clarification, capitalized terms not defined herein shall have the respective meanings assigned thereto in the Investor Rights Agreement.

RECITALS

WHEREAS, the Company, Controlling Shareholders and Investors are parties to an Investor Rights Agreement (the “Investor Rights Agreement”) dated as of September 28, 2007 (the “Closing Date”), pursuant to the terms of which any provisions thereof may be, with the written consent of the party against whom enforcement may be sought, waived;

WHEREAS, the Company and the Investors desire to amend the provisions of the Investor Rights Agreement in order to clarify the application of certain antidilution adjustments under the terms of the Convertible Note Indenture.

NOW, THEREFORE, in consideration of the premises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

SECTION 1.      A new Section 2A is hereby added to the Investor Rights Agreement as follows:

2A. Investors’ Covenants.

(a) Without prejudice to the rights of each Investor pursuant to Section 2.3, each Investor hereby covenants and agrees, severally and not jointly, that, notwithstanding any contrary provision of the Convertible Note Indenture, if such Investor shall exercise the Conversion Right at any time that the Conversion Price would, but for this Section 2A(a), be less than US$0.40 per Share (the “Reset Floor”, in each case as may be proportionally adjusted for any stock dividend, stock split, reverse stock split, recapitalization, reclassification, spin-off, merger, combination, consolidation or other similar transaction, such events being hereinafter referred to as “Capital Adjustments”), then such Investor shall exercise the Conversion Right at a Conversion Price not less than the Reset Floor; provided that if, following the date hereof, the Company shall amend its articles of incorporation such that the number of Shares of authorized common stock would be sufficient to issue Conversion Shares at a Conversion Price less than US$0.40 per Share (as may be proportionally adjusted for any Capital Adjustment), then the Reset Floor shall thereafter be the lowest amount per Share for which the Company would be able to issue the maximum number of Conversion Shares from its authorized share capital, but not less than US$0.05 per Share.

(b) Each Investor hereby covenants and agrees, severally and not jointly, that it shall not transfer any Convertible Notes to any Person unless such Person agrees in writing with the Company to be bound by the terms and conditions of this Section 2A.

SECTION 2.      A new Section 2.3 is hereby added to the Investor Rights Agreement as follows:

2.3       (a) The Company shall not, without the prior written consent of all the Investors, issue any Common Stock Equivalents at a price per Share (on an as-converted or as-exercised basis) less than the Reset Floor (as may be proportionally adjusted for any Capital Adjustment, and as may be adjusted pursuant to the terms of Section 2A(a)).

(b) Notwithstanding Section 2A, the Group Companies agree that upon any breach by the Company of Section 2.3, unless the principal of all of the Convertible Notes shall have already become due and payable, either the trustee for the Convertible Notes or the holders of not less than twenty-five percent (25%) in aggregate principal amount of the Convertible Notes then outstanding determined in accordance with Section 12.04 of the Convertible Note Indenture, by notice in writing to the Company (and to the trustee for the Convertible Notes if given by holders of Convertible Notes), may declare the principal of all the Convertible Notes and the interest accrued thereon to be due and payable immediately, and upon any such declaration the same shall become and shall be immediately due and payable, anything in the Convertible Indenture or in the Convertible Notes contained to the contrary notwithstanding. Each Group Company jointly and severally, hereby unconditionally and irrevocably covenants and undertakes to indemnify and hold harmless the trustee for the Convertible Notes, each holder of Convertible Notes, and their respective directors, officers, employees and agents (each an “indemnified party”) in full at all times against all losses, liabilities, actions, proceedings, claims, demands, penalties, damages, costs, expenses disbursements, and other liabilities whatsoever (for purposes of this Section 2.3, the “losses”), including without limitation the costs and expenses of legal advisors and other experts, which may be incurred, suffered or brought against such indemnified party as a result or in connection with (a) their exercise of any of their powers or duties hereunder or the taking of any acts in accordance with the terms of this Clarification (including, without limitation, the right of holders of Convertible Notes to declare an Event of Default as provided in this paragraph

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and to receive payment in full in cash for all principal and accrued interest on such Convertible Notes payable upon declaration of any such Event of Default, whether or not such declaration is made under the Convertible Note Indenture), or (b) any instruction or other direction upon which the trustee for the Convertible Notes may rely, as well as the costs and expenses incurred by an indemnified party of defending itself against or investigating any claim or liability with respect of the foregoing. To the maximum extent permitted by applicable law, each Group Company hereby waives and relinquishes all defenses, claims, rights and remedies accorded by applicable law and agrees not to assert or take advantage of any such defenses, claims, rights or remedies in respect of the declaration of an Event of Default under the Convertible Note Indenture by either the trustee for the Convertible Notes or the holders of Convertible Notes in accordance with the terms hereof.

(c) The parties hereto agree that, without prejudice to the rights of the holders of Convertible Notes pursuant to Section 2.3(b) and in addition to the rights of holders expressed in Section 2.3, the remedy for any violation by the Company of this Section 2.3 shall also include liquidated damages payable by the Company to each Investor in an amount in cash equal to 9.9% of the aggregate principal amount at maturity of Convertible Notes held by such Investor at the date of breach of this Section 2.3 (in each case, “Liquidated Damages”). The Liquidated Damages shall be paid to such Investor within two (2) Business Days following breach of this Section 2.3, and if payment is not made by such date and in such manner, the defaulted amount shall accrue interest at the default rate of interest provided for in the Convertible Note Indenture from the date such breach of this Section 2.3 occurred to but excluding the date that payment is properly made to such Investor pursuant to the terms hereof. Each Group Company jointly and severally hereby unconditionally and irrevocably guarantees to each Investor the due and punctual payment as if such Group Company was, instead of the Company, expressed to be the primary obligor in respect of the Liquidated Damages and not merely surety (but without affecting the nature of the Company’s obligations) and hereby waives and relinquishes all claims, rights and remedies accorded by applicable law to guarantors and agrees not to assert or take advantage of any such claims, rights or remedies.

(d) Each Group Company acknowledges and agrees that the covenants, waivers and indemnities provided in this Section 2.3 are an inducement to each Investor to execute this Clarification, that each Investor has agreed to enter into this Clarification in reliance on the covenants, waivers and indemnity of each Group Company in this paragraph and, but for the covenants, waivers and indemnity of each Group Company in this paragraph, no Investor would have executed this Clarification. Each Group Company also agrees that the trustee for the Convertible Notes and each holder of Convertible Notes is an intended third party beneficiary of the covenants, waivers and indemnities provided in this Section 2.3 and shall have the right to enforce this Section 2.3 against each Group Company.

(e) For purposes of this Section 2.3, “Common Stock Equivalent” means Common Stock and all shares of Common Stock issuable upon conversion,

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exercise or exchange of all options, warrants or other securities convertible into or exercisable or exchangeable for shares of Common Stock or other securities of the Company that are convertible into or exercisable or exchangeable for shares of Common Stock.

SECTION 3. Amendment of Convertible Note Indenture. The Parties hereto agree to use their commercially reasonable efforts to amend the Convertible Note Indenture as may be necessary to give effect therein to Section 1 and Section 2 of this Clarification, and the Investors agree, severally and not jointly, to provide any necessary consent of Noteholders as may be reasonably necessary in connection therewith. All costs and expenses associated with this Clarification and with such amendment of the Convertible Note Indenture and consent of Noteholders, including without limitation, costs and expenses incurred by or with respect to the trustee for the Convertible Notes, shall be borne jointly and severally by the Group Companies, who shall indemnify and hold harmless each Investor in respect of such costs and expenses. In consideration of the Investors executing and delivering this Clarification, the Group Companies jointly and severally promise to promptly pay within five (5) Business Days of demand therefor all costs and expenses (the “Investor Amounts”), including without limitation, fees and disbursements of counsel to the Investors, incurred in connection with the preparation, review, execution, delivery, performance and enforcement of rights and remedies in connection with this Clarification, any clarification of or amendment to the Convertible Note Indenture, any consent of Noteholders’ and the transactions arising therefrom or relating thereto.

The Group Companies promise, jointly and severally, to pay the Investor Amounts by wire transfer in immediately available funds to such Investor demanding payment (and providing invoices for costs and expenses). If the Group Companies default in paying any Investor Amount, interest on defaulted amounts (and, to the extent lawful, on overdue installments of interest) shall accrue at a rate that is equal to LIBOR + 5.0% per annum from and including the date of demand for such payment to but excluding the date such payment is made in accordance with the terms hereof.

SECTION 4.      Effectiveness This Clarification shall be deemed effective on the Closing Date. All references in the Investor Rights Agreement and the Convertible Notes to the Investor Rights Agreement shall be deemed to refer to the Investor Rights Agreement as clarified this Clarification. Except as otherwise specified in this Clarification, the Investor Rights Agreement shall remain in all respects unchanged and in full force and effect.

SECTION 5.      Counterparts; Delivery by Facsimile. This Clarification may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Clarification, to the extent signed and delivered by means of a facsimile machine or through an e-mail communication utilizing Adobe Portable Document Format (PDF), shall be treated in all manner and respects as an original document and shall be

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considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the reasonable request of any party hereto or to any such document, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such contract shall raise the use of a facsimile machine or an e-mail communication utilizing Adobe Portable Document Format (PDF) to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or an e-mail communication utilizing Adobe Portable Document Format (PDF) as a defense to the formation of a contract and each such party forever waives any such defenses.

SECTION 6.      Entire Agreement. The Investor Rights Agreement, as clarified by this Clarification shall supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

SECTION 7.      Governing Law. THIS CLARIFICATION SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the undersigned have executed this Clarification as of the day and year written above.

GROUP COMPANIES

SINOENERGY CORPORATION By:_________________________________ Name: HUANG Bo Title:	SINOENERGY HOLDINGS, LTD. By:_______________________________ Name: HUANG Bo Title:
Qingdao Sinogas General Machinery Limited Corporation By:_________________________________ Name: HUANG Bo Title:	Xuancheng Sinoenergy Vehicle Gas Company By:_________________________________ Name: HUANG Bo Title:
Pingdingshan Sinoenergy Gas Company By:_________________________________ Name: HUANG Bo Title:	Wuhan Sinoenergy Gas Company By:_________________________________ Name: HUANG Bo Title:
Qingdao Sinogas Yuhan Chemical Equipment Co., Ltd. By:_________________________________ Name: HUANG Bo Title:	Jiaxing Lixun Automotive Electronic Co, Ltd. By:_________________________________ Name: HUANG Bo Title:
Hubei Gather Eenergy Gas Co., Ltd. By:_________________________________ Name: HUANG Bo Title:	Anhui Gather Eenergy Gas Co., Ltd. By:_________________________________ Name: HUANG Bo Title:

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CONTROLLING SHAREHOLDER:

By: ________________________

Mr. DENG Tianzhou

as the Controlling Shareholder

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CONTROLLING SHAREHOLDER:

By: ________________________

Mr. HUANG Bo
as the Controlling Shareholder

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Accepted and Agreed to:

CCIF PETROL LIMITED

By:_________________________________

Name:
Title: Authorized Signatory

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Accepted and Agreed to:

ABAX LOTUS LTD.

By:

By:_________________________________

Name:

Title: Authorized Signatory

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Schedule A

List of Group Companies

1.	SINOENERGY CORPORATION

2.	SINOENERGY HOLDINGS, LTD.

3.	Qingdao Sinogas General Machinery Limited Corporation

4.	Xuancheng Sinoenergy Vehicle Gas Company

5.	Pingdingshan Sinoenergy Gas Company

6.	Wuhan Sinoenergy Gas Company

7.	Qingdao Sinogas Yuhan Chemical Equipment Co., Ltd.

8.	Jiaxing Lixun Automotive Electronic Co, Ltd.
9.	Hubei Gather Eenergy Gas Co., Ltd.

10.	Anhui Gather Eenergy Gas Co., Ltd.

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